UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2010

Apollo Commercial Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 5, 2010, ACREFI Holdings J-I, LLC and ACREFI Holdings J-II, LLC (collectively, the “Borrower”), each an indirect wholly-owned subsidiary of Apollo Commercial Real Estate Finance, Inc., entered into a Master Repurchase Agreement (the “Agreement”) with JPMorgan Chase Bank, N.A. The Agreement provides for a maximum aggregate purchase price of $100 million and has a one-year term plus two one-year extension options, exercisable at the option of the Borrower, subject to meeting certain covenants and restrictions. Subject to the terms and conditions thereof, the Agreement provides for the purchase, sale and repurchase of senior commercial or multifamily mortgage loans and senior participation interests in performing mortgage loans satisfying certain conditions set forth in the Agreement, and certain commercial mortgage-backed securities. Amounts borrowed under the Agreement bear interest at a spread of 3.00% over one-month LIBOR. The Agreement contains affirmative and negative covenants and provisions regarding events of default that are normal and customary for similar repurchase facilities. Apollo Commercial Real Estate Finance, Inc. has agreed to provide a limited guarantee of the obligations of ACREFI Holdings J-I, LLC and ACREFI Holdings J-II, LLC under the Agreement.

Item 8.01	Other Events.

On February 3, 2010, Apollo Commercial Real Estate Finance, Inc. issued a press release announcing certain investment and financing activities through January 31, 2010. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 3, 2010, issued by Apollo Commercial Real Estate Finance, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ Stuart A. Rothstein
Stuart A. Rothstein Chief Financial Officer

Date: February 9, 2010

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated February 3, 2010, issued by Apollo Commercial Real Estate Finance, Inc.